Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
July 6, 2011	Investor Relations
(800) 536-7453
Torch Energy Royalty Trust Announces its Response to Unusual Market Activity
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) reported that in view of the unusual market activity in the units of the Trust today (July 6, 2011), the NYSE has contacted the Trust in accordance with its usual practice; the Trust stated that its policy is not to comment on unusual market activity or rumors.
Additional information about the Trust can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s Web site www.torchroyalty.com.
About the Trust
The Trust’s underlying properties are depleting assets consisting of net overriding royalty interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana and approximately 99% of the estimated reserves are gas.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Trust’s business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. The Trust believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Trust may not realize its expectations and its beliefs may not prove correct, including, without limitation, whether the court will approve the settlement discussed in this press release. These and other risks, uncertainties and assumptions are detailed in the “Risk Factors” section and elsewhere in the documents filed by the Trust with the Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Trust undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.